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                               [FORM OF OPINION]

                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

TEL: (212) 455-2000
FAX: (212) 455-2502

                                                               February   , 1996

Associates First Capital Corporation
250 E. Carpenter Freeway
Irving, Texas 75062-2729

Dear Sirs:

     We have acted as special counsel to Associates First Capital Corporation, a Delaware corporation (the "Company"), in connection with the proposed sale of up
to           shares of Class A Common Stock, par value $.01 per share, of the
Company (the "Shares"), as described in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933. The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement (U.S. Version) and an Underwriting Agreement (International Version) (together, the "Underwriting Agreements"), the forms of which will be filed as exhibits to the Registration Statement.

     We have examined, and have relied upon as to matters of fact, such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, upon payment and delivery in accordance with the Underwriting Agreements, will be validly issued, fully paid and nonassessable.

                                            Very truly yours,